Exhibit 10.14

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is made as of the 1st day of November, 2004 by and between PERU COPPER INC., a Canadian corporation (“Company”) and PATHWAY CAPITAL LTD., a Canadian corporation (“Pathway”).

RECITALS

WHEREAS:

A. The Company has requested and Pathway has agreed to perform and assist the Company in performing certain management functions in connection with the Company’s operations in Canada.

B. The Company desires to enter into an agreement pursuant to which Pathway would perform such services for the Company upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledge, the parties hereby agree as follows:

1.	MANAGEMENT SERVICES.

1.1 Upon the terms and subject to the conditions set forth in this Agreement, Pathway shall provide to the Company certain management services (the “Services”), including but not limited to the following:

(a)	secretarial services, general administrative and shareholder services;

(b)	office space.

1.2 Pathway shall maintain accurate records and accounts of all transactions relating to the Services performed by it pursuant to this Agreement. Such records and accounts shall be maintained separately from Pathway’s own records and accounts and shall reflect such information as would normally be examined by an independent accountant in performing a complete audit pursuant to Canadian generally accepted auditing standards for the purpose of certifying financial statements, and to permit verification thereof governmental agencies. The Company shall have the right to inspect and copy, upon reasonable notice and at reasonable intervals during Pathway’s regular office hours, the separate records and accounts maintained by Pathway relating to the Services.

2.	FEES FOR SERVICES AND EXPENSE REIMBURSEMENT.

2.1 In consideration of the Services, the Company agrees to pay to the Company, the following fees:

(a) an hourly rate of C $85. for the services of Christine Gregory, or her successor, and C $35. for the services of Tracy Orobko, or her successor, who shall provide general administrative, secretarial, and shareholder services for the Company;

(b) a monthly sublet rental fee of C. $1,250 for approximately 1,500 square feet of office space at Pathway offices located at Suite 920,475 West Georgia Street, Vancouver, BC, Canada V6B 4M9.

2.2 In addition to the payment of fees as specified in Section 2.1 of this Agreement, the Company shall reimburse Pathway for all non-ordinary, out-of-pocket expenses incurred by Pathway in connection with the Services rendered by them hereunder, including, but not limited to, postage, courier, office supplies, photocopying, printing, etc. All non-ordinary, out of pocket expenses, however, must be approved by the Company prior to incurring such expense. Expenses payable under this Section 2.2 shall be paid in the manner specified in Section 4.1 of this Agreement.

2.3 Within 15 days following the end of each calendar month, Pathway shall submit to the Company for payment a billing invoice setting forth the amount of fees payable by the Company to Pathway for Services rendered during such calendar month. The Company shall pay the invoiced amount to Pathway within thirty (30) days following receipt of such invoice by the Company.

3.	TERM OF SERVICES.

3.1 The term of this Agreement shall be for the period of time commencing on the effective date hereof and continuing for a period of one year unless terminated earlier by either party upon 10 days prior written notice. The term of this Agreement is automatically renewable for additional one year periods unless either party notifies the other to the contrary 10 days prior to the end of the term.

4.	LIABILITY.

4.1 Pathway shall not be liable for any cost, damage, expense, or loss of the Company or any other person or entity arising or resulting, directly or indirectly, from the failure of Pathway to perform any of the Services for the company hereunder except to the extent such failure to perform or such misperformance is the result of Pathway’s willful misconduct or negligence, in which event Pathway’s liability shall not exceed its fee for such Services hereunder for the period in question.

5.	CONFIDENTIALITY.

5.1 Pathway shall keep all Confidential Information (defined below) in confidence and will not use or disclose any item of Confidential Information to any person other than its employees, agents or contractors who need to know the same in the performance of their duties. In addition, Pathway shall not use any item of Confidential Information except to perform its obligations under this Agreement. For purposes of this Agreement, Confidential Information shall mean any information designated by a party as confidential or information the confidentiality of which is apparent under the circumstances. Such information shall include but not be limited to drilling, engineering or other technical data; financial data; earnings and sales figures; planned new projects; advertising and marketing programs; areas where the Company intends to expand; lists of potential or actual customers and suppliers; wage and salary or other personnel data including employee lists, capital investment plans; projected earnings; changes in management or policies of the Company; internal telephone lists and directories; test data; suppliers’ prices; plans for improving services and products; intellectual property; other trade secrets, any other proprietary information and other non-public information. The receiving party will protect and maintain the confidentiality of all Confidential Information with the same degree of care as it employs to protect its own Confidential Information of a similar nature, but at least with a reasonable degree of care, including requiring agents and contractors to sign a non-disclosure agreement consistent with the terms and conditions of this Section 5. Pathway will be liable to the disclosing party for any non-compliance by its agents or contractors to the same extent it would be liable for non-compliance by its employees.

5.2 Confidential Information does not include any data or information which (i) was rightfully in the receiving party’s lawful possession prior to the submission thereof by the disclosing party, (ii) is later lawfully obtained by the receiving party from a third party under no obligation of secrecy, (iii) is independently developed by this receiving party without reference to the Confidential Information of the other party, or (iv) is, or later becomes, available to the public thorough no act or failure to act by the receiving party.

5.3 Pathway understands that in the event of a breach by it or its employees, agents or contractors of this Agreement, the Company shall be entitled to seek specific performance as a remedy for such breach, in addition to the remedies it may have at law.

5.4 Pathway acknowledges that the Company is a public company and is or will be subject to applicable Canadian and US securities laws restricting trading in securities when in the possession of material, non-public information.

5.5 In the event that Pathway is requested or required by law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any Confidential Information, Pathway will provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, Pathway is, in the opinion of its counsel, compelled to disclose Confidential Information, Pathway may disclose that portion of the Confidential Information that the Company’s counsel advises that Pathway is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, Pathway will cooperate with the Company and not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

5.6 Pathway hereby acknowledges that it is aware and that it will advise its employees, agents and contractors that Canadian and US federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.7 All Confidential Information disclosed by the Company shall be and shall remain the property of the Company.

6.	MISCELLANEOUS.

6.1 It is expressly understood and agreed that in rendering the Services hereunder, Pathway is acting as an independent contractor and that this Agreement does not constitute Pathway as an employee, agent or other representative of the Company for any purpose whatsoever. Pathway does not have the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the Company, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the Company, or to bind the Company in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the Company or to bind the Company in any manner whatsoever (except as to any actions taken by Pathway at the express written request and direction of the Company).

6.2 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by either party by operation of law or otherwise without the express written consent of the other party.

6.3 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested and postage prepaid. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business days after it is sent to the intended recipient at the address set forth above.

6.4 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF VANCOUVER, BRITISH COLUMBIA, CANADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

6.5 A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall be unaffected thereby and shall remain binding and in full force and effect.

6.6 This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

6.7 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written with respect thereto.

6.8 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:		PATHWAY:

PERU COPPER INC.		PATHWAY CAPITAL, LTD.

By:	/S/ THOMAS J. FINDLEY	By:	/S/ MARCEL DE GROOT
Name:	Thomas J. Findley	Name:	Marcel de Groot
Title:	Chief Financial Officer	Title:	Director

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